SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported) April 5, 2012

BEACON ROOFING SUPPLY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50924	36-4173371
(Commission File Number)	(IRS Employer Identification No.)

1 Lakeland Park Drive
Peabody, MA 01960
(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code (978) 535-7668

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.          Entry into a Material Definitive Agreement

On April 5, 2012, Beacon Roofing Supply, Inc. (the “Company”) announced that it has entered into a new, five-year $550 million U.S. senior secured credit facility and a C$15 million senior secured Canadian credit facility with Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent and as a lender, and other lenders (combined, the “Credit Facility”). The Credit Facility refinanced the Company’s prior combined $515 million credit facilities that were provided through GE Antares and an affiliate. Wells Fargo Securities, LLC, an affiliate of Wells Fargo, serves as the lead arranger and joint bookrunner on the new facility, which provides the Company with historically low interest rates and readily available funds for future acquisitions and ongoing working capital requirements.

The Credit Facility consists of a U.S. revolving credit facility of $325 million, which includes a sub-facility of $20 million for letters of credit, and a $225 million term loan (the “Term Loan”). The Term Loan has required amortization of 5% per year, payable in quarterly installments, with the balance due on March 31, 2017. The Credit Facility also includes a C$15 million senior secured revolving credit facility provided by a syndicate of lenders. The Company may also expand the Credit Facility by up to an additional $200 million under certain conditions. Borrowings under the Credit Facility bear interest at a rate equal to LIBOR plus a margin. Such margin is initially 1.75% per annum, and can range from 1.50% to 2.50% per annum depending upon the Company’s Total Leverage Ratio (as defined in the Credit Facility). Initial unused commitment fees on the revolving credit facilities are 0.375% per annum. The unused commitment fees can range from 0.35% to 0.50% per annum, again depending upon the Company’s Total Leverage Ratio. Financial covenants are comprised of a maximum total leverage ratio and a minimum interest coverage ratio.

In connection with the new facility, the Company paid down its prior term debt by approximately $80 million and has additional cash and cash equivalents of approximately $85 million on its balance sheet following the closing and funding of the Credit Facility.

The Credit Facility also contains customary restrictive covenants for credit facilities of this type relating to the operations and management of the Company, including limitations on indebtedness, liens, investments, mergers and acquisitions, dispositions of assets, dividends and transactions with affiliates. The Credit Facility provides for customary events of default, including, among others, the failure to pay principal, interest or fees when due, the failure to comply with covenants, the occurrence of a default under another agreement involving indebtedness in excess of $10 million, the inaccuracy in any material respect when made of any representation or warranty made by the Company or any of its subsidiaries, the commencement of certain insolvency or receivership events affecting the Company or any of its subsidiaries and the occurrence of a change in control of the Company. Upon the occurrence of an event of default, the commitments of the lenders may be terminated and all outstanding obligations of the Company under the Credit Facility may be declared immediately due and payable.

Other than the Credit Facility itself, there is no material relationship between the Company and Wells Fargo or its affiliates, although the Company still has two outstanding interest rate swaps with Wells Fargo totaling $150 million in notional amount.

The foregoing is a summary of the material terms and conditions of the Credit Facility and is not a complete discussion of the agreement. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Credit Facility, which is attached hereto as Exhibit 10.

A copy of the press release announcing the closing of the Credit Facility is also attached hereto as Exhibit 99.

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Item 9.01.          Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10	Credit Agreement, dated as of April 5, 2012, among Beacon Sales Acquisition, Inc. and Beacon Roofing Supply Canada Corporation, as borrowers, Beacon Roofing Supply, Inc., as one of the Guarantors, the Lenders party thereto, and Wells Fargo Securities, LLC, as Administrative Agent.

Exhibit 99	Beacon Roofing Supply, Inc. Press Release dated April 5, 2012

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Exhibit Number	Description

Exhibit 10	Credit Agreement, dated as of April 5, 2012, among Beacon Sales Acquisition, Inc. and Beacon Roofing Supply Canada Corporation, as borrowers, Beacon Roofing Supply, Inc., as one of the Guarantors, the Lenders party thereto, and Wells Fargo Securities, LLC, as Administrative Agent.

Exhibit 99	Beacon Roofing Supply, Inc. Press Release dated April 5, 2012

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BEACON ROOFING SUPPLY, INC.

Dated: April 5, 2012	By:	/s/ David R. Grace
David R. Grace
Executive Vice President and Chief Financial Officer

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